Exhibit 99.1

[CPS Logo]                                                                                                 NEWS RELEASE

CPS Completes $199 Million Whole Loan Sale

IRVINE, California, October 1, 2008 – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced that it completed a structured whole loan sale last Friday, selling $198.7 million of automobile purchase receivables.

In the transaction, an affiliate of Citigroup purchased 95% of structured notes backed by automotive purchase receivables, while CPS purchased the remaining 5%.  A portion of the cash proceeds were used to repay outstanding warehouse indebtedness.  The Company also retains a shared participation in the future performance of the sold receivables.

“While the securitization market remains challenging, we are pleased to have completed this transaction," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer of CPS. "Being able to access liquidity in this difficult market environment is a testament to the platform we have built over the last few years.”

The sale of notes was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.
Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

Investor Contacts

Consumer Portfolio Services, Inc.

Robert E. Riedl
949-753-6800

Erica Waldow
888-505-9200